                                                                  EXHIBIT 12(a)

                      HAWAIIAN ELECTRIC INDUSTRIES, INC.

              COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                      EXCLUDING INTEREST ON ASB DEPOSITS

                                1998      1997      1996      1995      1994
                              --------  --------  --------  --------  --------
                                         (dollars in thousands)
Fixed charges
Total interest charges(1)...  $145,449  $137,855  $127,006  $114,626  $ 79,999
Interest component of
 rentals....................     3,599     2,973     3,583     3,857     3,736
Pretax preferred stock
 dividend requirements of
 subsidiaries...............     9,404     9,999    10,730    11,424    11,893
Preferred securities
 distributions of trust
 subsidiaries...............    12,557    10,600       --        --        --
                              --------  --------  --------  --------  --------
Total fixed charges.........  $171,009  $161,427  $141,319  $129,907  $ 95,628
                              ========  ========  ========  ========  ========
Earnings
Pretax income from
 continuing operations......  $151,581  $150,616  $136,585  $137,469  $128,987
Fixed charges, as shown.....   171,009   161,427   141,319   129,907    95,628
Interest capitalized........    (5,915)   (6,190)   (5,862)   (5,112)   (4,043)
                              --------  --------  --------  --------  --------
Earnings available for fixed
 charges....................  $316,675  $305,853  $272,042  $262,264  $220,572
                              ========  ========  ========  ========  ========
Ratio of earnings to fixed
 charges....................      1.85      1.89      1.93      2.02      2.31
                              ========  ========  ========  ========  ========

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(1) Interest on nonrecourse debt from leveraged leases is not included in total interest charges nor in interest expense in HEI's consolidated statements of income.